Exhibit 10.37
409A Amendment
to the
Centra Bank, Inc.
Executive Supplemental Retirement Plan Executive Agreement for
Douglas J. Leech, Jr.
     Centra Bank, Inc. (“Bank”) and Douglas J. Leech, Jr. (“Executive”) originally entered into the Centra Bank, Inc. Executive Supplemental Retirement Plan Executive Agreement (“Agreement”) on April 20, 2000. Pursuant to Subparagraph V (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.
RECITALS
     This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:
1.	Subparagraph I (E), “Termination of Service”, shall be deleted in its entirety and replaced with the following Subparagraph I (E):
     Termination of Service:
Termination of Service shall mean the Executive’s voluntary resignation of service by the Executive or the Bank’s discharge of the Executive with or without cause, prior to age sixty (60).
2.	Subparagraph I (J), “Change of Control”, shall be deleted in its entirety and replaced with the following Subparagraph I (J):
     Change in Control:
“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.
3.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (L) under Section I, as follows:
     Separation from Service:
Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).
4.	Subparagraph II (A), “Retirement Benefits”, shall be deleted in its entirety and replaced with the following Subparagraph II (A):
     Retirement Benefits:
An Executive who remains in the employ of the Bank until the Normal Retirement Age [Subparagraph I (K)] shall be entitled to receive the balance in the Pre-Retirement Account in fifteen (15) equal annual installments commencing thirty (30) days following the Executive’s retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit [Subparagraph I (G)] for each Plan Year subsequent to the Executive’s retirement, and including the remaining portion of the Plan Year following said retirement, shall be paid annually to the Executive until the Executive’s death.
Notwithstanding the foregoing, the total amount of said benefit [i.e., the Pre-Retirement Account and the Index Retirement Benefit combined for fifteen (15) years, or the Index Retirement Benefit alone after the Pre-Retirement Account Benefit expires in fifteen (15) years] to be received by the Executive said benefit shall be guaranteed minimum of One Hundred Fifty Thousand Dollars and NO/100 ($150,000.00) for so long as the Executive receives a benefit hereunder.
An illustration of the calculation of the Retirement Benefits as set forth herein is attached hereto and marked as Exhibit “A”. Except for the $150,000.00 minimum benefit set forth hereinabove, the numbers referred to in said Exhibit A are not actual nor representative of any Retirement Benefits that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
5.	Subparagraph II (B), “Early Retirement”, shall be deleted in its entirety and replaced with the following Subparagraph II (B):
     Early Retirement:
Should the Executive elect Early Retirement or be discharged by the Bank subsequent to attaining age sixty (60), but prior to Normal Retirement Age, the Executive shall be entitled to receive the balance in the Pre-Retirement Account paid in fifteen (15) equal annual installments commencing thirty (30) days following the Executive’s early retirement. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive retires early, and including the remaining portion of the Plan Year in which the Executive retires early, shall be paid annually to the Executive until the Executive’s death.
Notwithstanding the foregoing, the total amount of said benefit (i.e., the Pre-Retirement Account and the Index Retirement Benefit combined, or the Index Retirement Benefit alone after the Pre-Retirement Account Benefit expires) to be received by the Executive in the first fifteen (15) years of receipt of said benefit shall be a guaranteed minimum of One Hundred Fifty Thousand Dollars and NO/100 ($150,000.00). After the Executive has received fifteen (15) annual benefit payments as set forth herein, then there shall not be any minimum guaranteed benefit and the Executive shall continue to receive only those benefits set forth hereinabove.
An illustration of the calculation of the Early Retirement Benefits as set forth herein is attached hereto and marked as Exhibit “A”. Except for the $150,000.00 minimum benefit set forth hereinabove, the numbers referred to in said Exhibit A are not actual nor representative of any Early Retirement Benefits that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
6.	Subparagraph II (C), “Termination of Service”, shall be deleted in its entirety and replaced with the following Subparagraph II (C):
     Termination of Service:
Should the Executive suffer a Termination of Service, the Executive shall be entitled to receive the balance in the Pre-Retirement Account payable to the Executive in fifteen (15) equal annual installments commencing thirty (30) days following the Executive’s termination. In addition to these payments and commencing in conjunction therewith, the Index Retirement Benefit for each Plan Year subsequent to the year in which the Executive is terminated, and including the remaining portion of the Plan Year in which the Executive is terminated, shall be paid annually to the Executive until the Executive’s death.
Notwithstanding the foregoing, the total amount of said benefit (i.e., the Pre-Retirement Account and the Index Retirement Benefit combined, or the Index Retirement Benefit alone after the Pre-Retirement Account Benefit expires) to be received by the Executive in the first fifteen (15) years of receipt of said benefit shall be a guaranteed minimum of One Hundred Fifty Thousand Dollars and NO/100 ($150,000.00). After the Executive has received fifteen (15) annual benefit payments as set forth herein, then there shall not be any minimum guaranteed benefit and the Executive shall continue to receive only those benefits set forth hereinabove.
An illustration of the calculation of Termination of Service as set forth herein is attached hereto and marked as Exhibit “A”. Except for the $150,000.00 minimum benefit set forth hereinabove, the numbers referred to in said Exhibit A are not actual nor representative of any Termination of Service Benefits that may be actually calculated per this Executive Agreement. Exhibit A is attached hereto merely for illustrative purposes.
7.	Subparagraph II (E), “Disability Benefits”, shall be deleted in its entirety and replaced with the following Subparagraph II (E):
     Disability Benefits:
In the event the Executive becomes Disabled prior to Normal Retirement Age, he shall begin receiving one hundred percent (100%) of the benefit in Subparagraph II (A) above on the first occur of the (i) termination of the Bank’s long term Disability benefits; or (ii) Executive’s attainment of Age sixty-five (65). “Disability” shall mean Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.
     8. A new Subparagraph II (G) shall be added as follows:
     Restriction on Timing of Distribution:
Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
9.	A new Subparagraph II (H) shall be added as follows:
     Certain Accelerated Payments:
The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

10.	Section IV, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IV:
     CHANGE IN CONTROL
Upon a Change in Control [Subparagraph I (J)], the Executive shall receive the benefits promised in Subparagraph II (A) of this Executive Plan upon attaining Normal Retirement Age in the same form and with the same timing as described in Subparagraph II (A). The Executive will also remain eligible for all promised death benefits in this Executive Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.
11.	A new Subparagraph V (L) shall be added as follows:
     Subsequent Changes to Time and Form of Payment:
The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Kevin D. Lemley, Sr. VP and CFO		/s/ Douglas J. Leech, Jr.

For the Bank		Douglas J. Leech, Jr.

Date	December 24, 2008	Date	December 24, 2008

4